UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 2, 2019 (April 30, 2019)

L.B. Foster Company
(Exact name of registrant as specified in its charter)

Pennsylvania	000-10436	25-1324733
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

415 Holiday Drive, Suite 100, Pittsburgh, Pennsylvania		15220
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (412) 928-3400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On April 30, 2019, L.B. Foster Company (“the Company”), its domestic subsidiaries, and certain of its Canadian and United Kingdom subsidiaries (collectively, the “Borrowers”), entered into the Third Amended and Restated Credit Agreement (“Amended Credit Agreement”) with PNC Bank, N.A., Bank of America, N.A., Wells Fargo Bank, N.A., Citizens Bank, N.A., and BMO Harris Bank, N.A. This Amended Credit Agreement modifies the prior revolving credit facility which had a maximum credit line of $195,000,000, and extends the maturity date from March 13, 2020 to April 30, 2024. The Amended Credit Agreement provides for a five-year, revolving credit facility that permits aggregate borrowings of the Borrowers up to $140,000,000 with a sublimit of the equivalent of $25,000,000 U.S. dollars that is available to the Canadian and United Kingdom borrowers in the aggregate. The Amended Credit Agreement’s incremental loan feature permits the Company to increase the available commitments under the facility by up to an additional $50,000,000 subject to the Company’s receipt of increased commitments from existing or new lenders and the satisfaction of certain conditions.

The Company’s and the domestic, Canadian and United Kingdom guarantors’ (the "Guarantors") obligations under the Amended Credit Agreement will be secured by the grant of a security interest by the Borrowers and Guarantors in substantially all of the assets owned by such entities. Additionally, the equity interests in each of the loan parties, other than the Company, and the equity interests held by each loan party in their subsidiaries, will be pledged to the lenders as collateral for the lending obligations.

Borrowings under the Amended Credit Agreement will bear interest at rates based upon either the base rate or Euro-rate plus applicable margins. Applicable margins are dictated by the ratio of the Company’s total net indebtedness to the Company’s consolidated EBITDA for four trailing quarters, as defined in the Amended Credit Agreement. The base rate is the highest of (a) the Overnight Bank Funding Rate plus 0.50%, (b) the Prime Rate, or (c) the Daily Euro-rate plus 1.00% (each as defined in the Amended Credit Agreement). The base rate and Euro-rate spreads range from 0.25% to 1.25% and 1.25% to 2.25%, respectively.

The Amended Credit Agreement includes three financial covenants: (a) Maximum Gross Leverage Ratio, defined as the Company’s consolidated Indebtedness divided by the Company’s consolidated EBITDA, which must not exceed (i) 3.25 to 1.00 for all testing periods other than during an Acquisition Period, and (ii) 3.50 to 1.00 for all testing periods occurring during an Acquisition Period; (b) Minimum Consolidated Fixed Charge Coverage Ratio, defined as the Company's consolidated EBITDA divided by the Company's Fixed Charges, which must be more than 1.25 to 1.00; and (c) Minimum Working Capital to Revolving Facility Usage Ratio, defined as the sum of the inventory and accounts receivable of the Borrowers and certain other Guarantors divided by Revolving Facility Usage, which must be more than 1.40 to 1.00.

The Amended Credit Agreement permits the Company to pay dividends and make distributions and redemptions with respect to its stock provided no event of default or potential default (as defined in the Amended Credit Agreement) has occurred prior to or after giving effect to the dividend, distribution, or redemption. Additionally, the Amended Credit Agreement permits the Company to complete acquisitions so long as (a) no event of default or potential default has occurred prior to or as a result of such acquisition; (b) the liquidity of the Borrowers is not less than $25,000,000 prior to and after giving effect to such acquisition; and (c) the aggregate consideration for the acquisition does not exceed: (i) $50,000,000 per acquisition; (ii) $50,000,000 in the aggregate for multiple acquisitions entered into during four consecutive quarters; and (iii) $100,000,000 in the aggregate over the term of the Amended Credit Agreement.

Other restrictions exist at all times including, but not limited to, limitations on the Company’s sale of assets and the incurrence by either the Borrowers or the non-borrower subsidiaries of the Company of other indebtedness, guarantees, and liens.

Item 7.01 Regulation FD Disclosure

On May 2, 2019, the Company issued a press release announcing the transaction described in Items 1.01 and 2.03 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1. The information in this Item 7.01, including exhibit 99.1, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of L.B. Foster Company under the Securities Act of 1933, as amended, regardless of any general incorporation language in such filings.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

See Exhibit Index below.

Exhibit Index

Exhibit Number	Description
10.1	Third Amended and Restated Credit Agreement dated April 30, 2019, between Registrant and PNC Bank, N.A., Bank of America, N.A., Wells Fargo Bank, N.A., Citizens Bank, N.A., and BMO Harris Bank, N.A.

99.1	Press Release dated May 2, 2019, of L.B. Foster Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

L.B. FOSTER COMPANY
(Registrant)

Date:	May 2, 2019	/s/ James P. Maloney
James P. Maloney
Senior Vice President,
Chief Financial Officer, and Treasurer
(Duly Authorized Officer of Registrant)